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IT’S YOUR WORLD. BUILD IT.TM USG CORPORATION 2013 ANNUAL REPORT

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Dear Fellow Shareholders: I am pleased to report that in 2013 we recorded our first full year of positive net earnings since 2007. Our continued focus on our Plan to Win — Strengthening the Core of North American manufacturing and distribution, Diversifying Earnings in select emerging markets and through adjacent products, and Differentiating through Innovation — drove our success. Achieving $47 million of net earnings is proof our plan is working. Our accomplishments, including returning the company to profitability, achieving record safety performance, delivering consistently high customer satisfaction, expanding our UltraLight portfolio, implementing Lean Six Sigma, achieving record results in our Ceilings business, re-inventing L&W Supply, and making investments in Asia, Australasia and the Middle East give us many reasons to celebrate. These terrific achievements are the result of the hard work and dedication of our 9,000 employees across the globe. Their commitment to our core values of safety, integrity, service, innovation, diversity, efficiency and quality are the foundation for our success. For the past several years, we’ve been focused on the fundamentals of building a strong and growing business: improving customer satisfaction, reducing costs, leveraging technology, making select investments in innovation and emerging markets, and aligning our organizational structure with our strategy. These actions are delivering results and positioning us to drive profitable growth both in our core businesses and in emerging markets. With 112 years of experience, we know that we can’t rest on our laurels. To profitably grow we must continue to challenge ourselves to find new and better ways to do business. We have an intense focus on continuous improvement — always looking for ways to improve the efficiency of our processes and the effectiveness of the service we provide to our customers. We have become a leaner, more agile company. 2013 YEAR IN REVIEW Our achievements in 2013 give us a solid foundation on which we can build our future. Highlights for the year include our success in several areas: Serving our Customers We know that our customers enable our success, so we strive every day to be their leading building solutions provider. Our commitment to our customers is reflected in record quality performance during 2013 and excellent customer service performance in key areas such as on-time delivery and invoice accuracy. In addition, we initiated investments to update the technology used by our sales force and to modernize our order to cash systems to make it even easier for our customers to do business with us. Achieving Operational Excellence 2013 was a year of excellent operational performance. Operating efficiencies at our manufacturing facilities were at all-time highs. I am especially proud to report that L&W Supply had its best safety performance ever and our manufacturing and international units had near record performance. Our Gypsum, Ohio and Auburn, Washington manufacturing locations earned OSHA Star status — a prestigious award that recognized their extraordinary safety programs and excellent safety performance. Thanks to initiatives like Lean Six Sigma, we’ve generated significant cost savings, not only in our manufacturing plants but throughout the organization. Lean Six Sigma projects resulted in over $8.7 million of savings in 2013, bringing the total savings since we implemented the process to over $44 million. We also made targeted capital investments at several facilities, including our Cloquet, Minnesota and Greenville, Mississippi ceiling tile plants, to improve efficiencies and enhance our ability to service customers. Delivering Strong Results 2013 was a year of many records. We achieved record operating profit in our Ceilings business and had record gross profit for Durock® Cement Board. We achieved record sales for our fast growing USG Levelrock® Underlayment and commercial roofing product lines. Wallboard volume was up approximately 9 percent from the prior year and we grew our market share. We expanded our UltraLight portfolio to include new products — such as Sheetrock® UltraLight Mold Tough®. 90% of the ½ inch wallboard we now sell is UltraLight. Sales of our Sheetrock® UltraLight . inch product are increasing as well — we were the first manufacturer to offer a lightweight . inch product with a sixty minute fire rating. We are growing our tile and flooring business, where Fiberock®, Levelrock®, and Durock™ Shower Systems, as well as the launch of our new Durock™ Floor Prep product line, demonstrate our ongoing commitment to innovation. Sales of our high performance Securock® Glass-Mat Sheathing Panels also continue to experience rapid growth. Leveraging Specialty Distribution 2013 was a milestone year for L&W Supply. We are proud to celebrate L&W Supply’s return to operating profit, a result of much hard work over the past several years “We know that our customers enable our success.”

to reorganize the business, optimize efficiencies and create a stronger value proposition for our customers. Improved wallboard margins, improved daily shipping rates, and excellent cost control, as well improved sales in non-wallboard in categories such as joint treatment, interior insulation, exterior insulation finishing systems, fasteners and tools contributed to L&W’s success during 2013. With three new branches and 39 new showrooms in existing branches, we are building momentum to accelerate profitable growth in the coming year. Driving International Growth Our International units turned in a great performance during 2013. We grew our business in Mexico by using our manufacturing plants to serve markets throughout Latin America and the Asia-Pacific region. CGC Inc., our Canadian subsidiary, leveraged its strong network of dealers and distributors to expand the sales of adjacent products. The USG India team successfully launched Sheetrock® wallboard into the country and built a joint compound plant near Chennai in Southern India. We began production in the largest quarry in the Middle East through our joint venture in Oman and we are on track for a 2014 start up of the Oman wallboard manufacturing plant. The USG Asia-Pacific and Star- USG teams hit a volume record for exports of USG Ceilings products from the Dachang plant. Making Strategic Investments We made several significant strategic investments during the year that support Our Plan to Win, including an agreement to enter into a $1.6B 50/50 joint venture with Boral Limited to manufacture and sell building products in Asia, Australasia and the Middle East. The joint venture, known as “USG Boral Building Products,” “We are building momentum to accelerate profitable growth.”

will have sales and operations in more than 12 countries in the region, enabling us to leverage our gypsum technology and expand the market for our full line of building products in these large and fast growing emerging markets. With strong positions in every category and country in which it competes, USG Boral Building Products will provide a significant contribution toward Diversifying our Earnings in emerging markets. A second bold decision was the launch of our new brand identity, including our new logo and tagline, “It’s Your World. Build It.” Our new identity provides a platform to demonstrate our commitment to helping our customers succeed in building their future. To activate our new brand, we are sponsoring the U.S. Olympic and Paralympic Teams and the Canadian Olympic Team. The Olympic Movement is respected throughout the world and its ideals mirror our core values, making it a perfect partnership for raising USG’s profile both in the U.S. and abroad. Olympic athletes are dedicated to competing and winning on an international stage — a spirit we share as we expand our business into new, fast growing markets. Improving Our Balance Sheet We took several steps during the year as part of our strategy to de-lever the balance sheet and optimize our capital structure, including the conversion of $325 million of our

6 outstanding 10% convertible senior notes into equity and the settlement of pension obligations of approximately $80 million. OUR FUTURE IS BRIGHT 2013 was a milestone year in our company’s history. We created our own recovery and returned the company to profitability. We are executing Our Plan to Win and laying the foundation for growth and profitability in the years ahead. Our new logo, colors and tagline have been rolled out across the company and across the world. “It’s Your World. Build It.” is already shaping our business by demonstrating our spirit of innovation, our commitment to helping our customers and our employees succeed, and our focus on delivering value to our shareholders. Recent employee surveys showed that our employees are more engaged — and it’s not hard to see why. There is tremendous opportunity ahead for our company, and our results demonstrate that we are on the right path to seize this opportunity. 2013 was just the start of a very bright future for us and for our shareholders. Thank you for your support and confidence. Sincerely, James S. Metcalf Chairman of the Board, President and Chief Executive Officer

7 It Began with a Plan to Win. Three years ago, we constructed Our Plan to Win around three fundamental strategies: STRENGTHEN THE CORE DIVERSIFY EARNINGS DIFFERENTIATE THROUGH INNOVATION Today we mark 2013 as a seminal year in the history of USG. Building blocks, crafted around these strategies, are coming together to shape a new and promising future for our company.

Building Our Own Future Building Profitability What does it mean to Create Your Own Recovery? All three of our core markets — residential, commercial, and repair and remodel — were among the industries that experienced the steepest declines in the Great Recession. We decided that we could not simply wait for a broad economic recovery — we would have to create our own recovery. Bold action was needed to return the company to profitability. Aggressive cost reductions were certainly needed, but we did more than that. We adopted an ambidextrous approach to our business — aggressively pursuing cost reductions and greater efficiencies while at the same time making strategic investments to accelerate our return to profitability and position the company for growth. In our operations, we closed less efficient plants and invested in innovative new $258M $258 MILLION OF OPERATING PROFIT technologies like our highly successful lightweight portfolio of products. Within L&W Supply, we closed branches, reduced costs, and realigned our organizational structure to strengthen our value proposition for strategic customers — focusing on providing the products and services necessary to build their businesses. In our staff units, we implemented a shared services model to streamline processes, reduce costs, and improve the effectiveness of services delivered to our operating units. Being ambidextrous — combining cost reductions with strategic investments — enabled us to Create Our Own Recovery and return to profitability, making 2013 a milestone year in the company’s history and a foundation for even greater success in the future. $47M $47 MILLION OF NET EARNINGS Net Sales in $ billions 4.0 3.5 3.0 2.5 09 10 11 12 13 Operating Profit Net Earnings in $100 millions 3 2 1 0 – 1 – 2 – 3 – 4 – 5 09 10 11 12 13

2,262 10 JOINT VENTURE MARKET IS 2,262 MILLION SQUARE METERS OF PLASTERBOARD DEMAND Building a Diversified Stream of Earnings Diversifying the sources of our earnings — to moderate the impact of the cyclicality in our core markets — is a key element of Our Plan to Win. The challenge we faced was how to achieve meaningful diversification without straining our balance sheet. The solution was to use USG’s leading brands and innovative technology as a currency to invest in a joint venture in some of the fastest growing construction markets in the world with one of the leading building products companies in Australasia. In October, we announced a joint venture between USG and Boral Limited, the premier Australian based building products company, to manufacture and sell building products in the Asia, Australasia, and Middle East regions. Like USG, Boral is a leader in its markets with a long history of operational excellence. The new joint venture, named USG Boral Building Products,

$1.6B 12 JOINT VENTURE ASSET VALUE ESTIMATED AT $1.6 BILLION 12 COUNTRIES COVERED BY JOINT VENTURE combines Boral’s profitable, market leading plasterboard and distribution businesses with USG’s world leading wallboard technology and wide portfolio of building products to create a strong business in some of the fastest growing markets in the world. We officially entered into the joint venture in February 2014. USG Boral Building Products is expected to be immediately profitable. Our 50 percent share of the earnings generated by the joint venture will fund further growth for the joint venture and diversify our earnings. By extending the reach of our technology and brands into new and fast growing markets, the joint venture will build value for both our company and our shareholders. Saudi Arabia Oman China South Korea India Vietnam Thailand Philippines Malaysia Indonesia Australia New Zealand Canada United States Mexico Peru Uruguay Argentina

Building a New Brand We’re emerging from a difficult period as a new company. The launch of our new brand is a signal to the world that we are stronger, more energized, and better positioned to grow. It’s a statement to our customers and our people about the possibilities of our future. Our new tagline “It’s Your World. Build It.” captures this spirit. It is about being confident in our solutions yet humble in our role as a true partner in our customer’s success. It requires continued investment and purposeful innovation that matters to them. It means expanding into markets with growth potential to extend our value proposition internationally. It also means working smarter and faster so it is easier for our customers to do business with us. The building blocks that make up our logo represent possibilities — shapes coming together to create something new. They are the sparks of inspiration that shape and form the final product. Our new identity also serves as a signal to those who know us that USG is changing in response to a rapidly changing world. As we move forward, we are becoming a more agile company — committed to the success of our customers, shareholders and employees. 112 MORE THAN 100 YEARS OF USG BRANDING REDEFINED

Building Competitive Spirit Building on the success of Our Plan to Win, we are activating our new brand through four-year sponsorships of both the U.S. Olympic and Paralympic Teams and the Canadian Olympic Team. As the official building materials manufacturer of Team USA and Team Canada and the official building materials distributor of Team USA, USG joins some of the biggest brands in the world that have pledged the same support. The U.S. Olympic Committee and Canadian Olympic Committee each share many of our values and philosophies such as integrity, teamwork and the pursuit of excellence. Our support shows that we are investing in athlete success the same way we are investing in our company’s future. Our $45,000 $45,000 RAISED TO HELP FAMILIES OF TEAM USA PARALYMPIC ATHLETES TRAVEL TO COMPETITIONS

4 sponsorships will give our products broad exposure and create the opportunity to engage with customers through strong regional and local dimensions. Aligning our new brand with the Olympic Movement communicates to customers, employees, potential investors and other stakeholders that we are committed to being the best and winning at the highest level. FOUR-YEAR SPONSORSHIPS OF BOTH THE U.S. OLYMPIC AND PARALYMPIC TEAMS AND THE CANADIAN OLYMPIC TEAM

DIRECTORS AND EXECUTIVE OFFICERS Board of Directors Executive Officers Jose Armario (1, 2) Executive Vice President of Worldwide Supply Chain, Development and Franchising, McDonald’s Corporation Thomas A. Burke (2, 4) President and Chief Executive Officer, Modine Manufacturing Company Matthew Carter Jr. (2, 4) President, Sprint Enterprise Solutions, Sprint Corporation W. Douglas Ford (1, 4*) Former Chief Executive, Refining and Marketing, BP Amoco p.l.c. Gretchen R. Haggerty (2,3) Former Executive Vice President and Chief Financial Officer, United States Steel Corporation William H. Hernandez (2*, 3) Former Senior Vice President, Finance and Chief Financial Officer, PPG Industries, Inc. Brian A. Kenney (3*, 4) Chairman, President and Chief Executive Officer, GATX Corporation Richard P. Lavin (1, 3) President and Chief Executive Officer, Commercial Vehicle Group, Inc. Steven F. Leer † (1*, 4) Chairman, Arch Coal, Inc. James S. Metcalf Chairman of the Board, President and Chief Executive Officer, USG Corporation James S. Metcalf Chairman of the Board, President and Chief Executive Officer Stanley L. Ferguson Executive Vice President, General Counsel and Corporate Secretary Christopher R. Griffin Executive Vice President and Chief Operating Officer Matthew F. Hilzinger Executive Vice President and Chief Financial Officer Brian J. Cook Senior Vice President, Human Resources and Communications Dominic A. Dannessa Senior Vice President and Chief Technology Officer Brendan J. Deely Senior Vice President; President and Chief Executive Officer, L&W Supply Corporation D. Rick Lowes Senior Vice President, Business Development and Operational Services Jennifer F. Scanlon Senior Vice President; President, International Mary A. Martin Vice President and Associate General Counsel Jeffrey P. Rodewald Vice President, Compensation, Benefits and Corporate Services Committees of the Board of Directors 1 Compensation and Organization Committee 2 Audit Committee 3 Finance Committee 4 Governance Committee * Denotes Chair † Denotes Lead Director A special note of thanks to Lawrence M. Crutcher. His contribution, dedication and leadership during his tenure with USG is greatly appreciated.

SHAREHOLDER INFORMATION Annual Meeting of Stockholders The 2014 annual meeting of stockholders of USG Corporation will be held at 9:00 am, Wednesday, May 14, at USG Corporation, 550 West Adams Street, Chicago, IL. Available Information Financial and other information about the Corporation can be accessed at its website: www.usg.com. The Corporation has made available at its website its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as possible after such material is electronically filed with or furnished to the Securities and Exchange Commission. If you wish to receive a paper copy of any exhibit to the Corporation’s reports filed with or furnished to the Securities and Exchange Commission, such exhibit may be obtained, upon payment of reasonable expenses, by writing to: Corporate Secretary, USG Corporation, P.O. Box 6721, Chicago, IL 60680-6721. General Offices Mailing Address: P.O. Box 6721 Chicago, IL 60680-6721 Street Address: 550 West Adams Street Chicago, IL 60661-3676 Telephone: 312.436.4000 Stock Transfer Agent and Registrar Computershare Trust Company 877.360.5385 For Regular Mail: P.O. Box 30170 College Station, TX 77842-3170 The Street Address for Overnight Delivery is: 211 Quality Circle, Suite 210 College Station, TX 77845 The Lockbox Address for Voluntary Contributions is: P.O. Box 43081 Providence, RI 02940-3081 Stock Listings USG Corporation common stock is listed on the New York and Chicago stock exchanges and is traded under the symbol USG. Inquiries Investment Community: Investor Relations 312.436.6263 News Media: Corporate Communications 312.436.4356 The trademarks Durock®, Levelrock®, Sheetrock®, Mold Tough®, Fiberock®, Securock® and USG are trademarks of USG Corporation or its subsidiaries or affiliates.

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